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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF
THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                          Commission File Number   333-121655
                                                                ----------------

                               ORMAT FUNDING CORP.
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

6225 Neil Road, Suite 300, Reno, Nevada 89511. Tel.: (775) 356-9029
(Former address: 980 Greg Street, Sparks, Nevada 89431)
--------------------------------------------------------------------------------
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

               8 1/4% Senior Secured Notes (due December 30, 2020)
--------------------------------------------------------------------------------
            (Title of each class of securities covered by this Form)

                                      NONE
--------------------------------------------------------------------------------
(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(l)(i)   |_|         Rule 12h-3(b)(1)(i)  |_|
          Rule 12g-4(a)(1)(ii)  |_|         Rule 12h-3(b)(l)(ii) |_|
          Rule 12g-4(a)(2)(i)   |_|         Rule 12h-3(b)(2)(i)  |_|
          Rule 12g-4(a)(2)(ii)  |_|         Rule 12h-3(b)(2)(ii) |_|
                                            Rule 15d-6           |X|

     Approximate number of holders of record as of the certification or notice date: 10

     Pursuant to the requirements of the Securities Exchange Act of 1934 ORMAT
FUNDING CORP. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: May 1, 2006          By: /s/Yehudit Bronicki (Yehudit Bronicki, President,
      -----------              -------------------------------------------------
                                                    Secretary and Treasurer)

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the
General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.

PERSONS WHO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE
NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL
NUMBER.